Exhibit 99.1

FOR IMMEDIATE RELEASE

For more information, contact:
John Baird, 206.336.6755
johnb@bluenile.com

Blue Nile Announces Second Quarter Financial Results

Sales Increase 29%; Income Before Taxes Increases 30%

SEATTLE, July 28, 2004 – Blue Nile, Inc. (Nasdaq: NILE), today reported financial results for the second quarter of 2004, which ended July 4, 2004.

Blue Nile reported net sales of $35.0 million in the second quarter, compared to net sales of $27.3 million in the second quarter of 2003, an increase of 29%. Income before income taxes in the second quarter increased 30% to $2.9 million, compared to $2.2 million in the second quarter of 2003. Net income in the second quarter was $1.9 million, or $0.11 per diluted share, and was fully subject to income tax. In the second quarter of 2003, net income and net income per diluted share were $2.2 million and $0.14, respectively, with no income tax expense reflected as a result of a valuation allowance that was recorded against deferred tax assets.

“Our second quarter financial results reflect strong sales growth and speak to our unique proposition as a leading retailer of high quality diamonds and jewelry at an excellent value to consumers. Our rapid sales growth continues to be powered by increasing numbers of customers who seek our in-depth information, convenience, and the ability to customize their diamond jewelry purchases on bluenile.com. Our earnings demonstrate both the scalability of our business model and our ability to leverage our expense base,” said Mark Vadon, Chief Executive Officer.

Net sales for the year-to-date ended July 4, 2004 were $70.8 million, an increase of 36% from $51.9 million in the six months ended June 30, 2003. Income before income taxes was $5.9 million for the year-to-date ended July 4, 2004, compared to $3.9 million in the six months ended June 30, 2003. Year-to-date net income and net income per diluted share for the period ended July 4, 2004 were $3.8 million and $0.22, respectively, compared to $3.9 million and $0.24 per diluted share in the six months ended June 30, 2003. Current period year-to-date net income was subject to income tax, while the six months ended June 30, 2003 were not.

Mr. Vadon added, “We are building a premier consumer brand by providing a superior customer experience. With our unique proposition and business model, we are well positioned to drive continued business growth and market penetration gains while delivering consistently strong profitability to our shareholders.”

Other Financial Highlights:

•	Gross profit for the second quarter was $7.9 million, compared to $6.1 million in the second quarter of 2003, an increase of 30%.

•	Gross profit as a percentage of net sales was 22.6% in the second quarter of 2004 compared to 22.4% in the second quarter of 2003.

•	Selling, general and administrative expenses increased 31% in the second quarter from $3.9 million to $5.1 million, reflecting the Company’s increase in net sales, additional administrative expenses required as a public company, and stock compensation expense. As a percentage of net sales, selling, general and administrative expenses were 14.6%, compared to 14.3% in the second quarter of 2003.

•	For the second quarter of 2004, Non-GAAP free cash flow was $6.4 million, compared to $3.9 million in the second quarter of 2003, an increase of 64%. Net cash provided by operating activities was $6.8 million in the second quarter, compared to $4.4 million in the second quarter of 2003, an increase of 55%.

•	Average selling price per order in the second quarter was $1,300, an increase of 0.7% from the second quarter of 2003.

•	Capital expenditures in the second quarter totaled $323,000, compared to $516,000 in the second quarter of 2003.

•	During the quarter, the Company completed its initial public offering. Proceeds from the offering, net of underwriting and other costs, were $42.5 million.

Financial Guidance

The following forward-looking statements reflect Blue Nile’s expectations as of July 28, 2004. Actual results may be materially affected by many factors, such as consumer spending, economic conditions and the various factors detailed below.

Third Quarter 2004 Expectations:

•	Third quarter net sales are expected to be between $32.5 million and $34.0 million.

•	Net income is expected to be between $0.05 and $0.07 per diluted share.

Full Year 2004 Expectations:

•	Net sales are expected to be between $162.5 million and $166.5 million.

•	Net income is expected to be in a range of $0.49 to $0.53 per diluted share.

•	The effective tax rate for the full year 2004 is expected to be approximately 36.1%.

•	Capital expenditures are expected to be between $1.8 million and $2.0 million.

Forward-Looking Statements

This press release contains forward-looking statements, including, without limitation, all statements related to future financial performance, plans to grow our business and build our brand. Words such as “expect,” “anticipate” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based upon our current expectations. Forward-looking statements involve risks and uncertainties. Our actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, risks related to our fluctuating operating results, seasonality in our business, our ability to acquire products on reasonable terms, our online business model, demand for our products, the strength of our brand, competition, our ability to fulfill orders and other risks detailed in our filings with the Securities and Exchange Commission, including the Prospectus with respect to our initial public offering filed pursuant to Rule 424(b)(4) on May 20, 2004. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement, and Blue Nile undertakes no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date hereof.

Conference Call

Company management will be holding a conference call to discuss its second quarter 2004 financial results on Wednesday, July 28, 2004 at 8:30 a.m. EDT/5:30 a.m. PDT. A live webcast of the conference call may be accessed at http://investor.bluenile.com through the “Investor Calendar” link. Following the completion of the call, a recorded replay of the webcast will be available for 30 days at the same Internet address. This call will contain forward-looking statements and other material information regarding the Company’s financial and operating results. In the event that any Non-GAAP financial measure is discussed on the conference call that is not described in this release, related complementary information will be made available at http://investor.bluenile.com through the “Investor Calendar” link as soon as practicable after the conclusion of the conference call.

Non-GAAP Financial Measure

Blue Nile provides all information required in accordance with generally accepted accounting principles (GAAP), but it believes that evaluating its ongoing operating results may be difficult to understand if limited to reviewing only GAAP financial measures. Internally, Blue Nile uses calculations of Non-GAAP free cash flow, which represents net cash provided by (used in) operating activities less cash outflows for purchases of fixed assets, including internal-use software and website development, to evaluate the liquidity being generated in its operations and to assess its financial resources. Blue Nile includes these cash outflows for fixed asset purchases in its Non-GAAP measure of free cash flow because it believes the resulting Non-GAAP free cash flow financial measure provides a more conservative and accurate assessment of the amount of cash being generated by its operations and consequently a more definitive determination of Blue Nile’s liquidity and available resources.

Blue Nile’s management does not itself, nor does it suggest that investors should, consider such Non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. Blue Nile presents such Non-GAAP financial measures in reporting its financial results to provide investors with an additional tool to evaluate Blue Nile’s operating results and financial condition in a manner that focuses on what management believes to be Blue Nile’s ongoing business operations. Management also believes that the inclusion of the Non-GAAP free cash flow calculation provides consistency and comparability with similar companies in Blue Nile’s industry. Investors should note, however, that the Non-GAAP financial measures used by Blue Nile may not be the same Non-GAAP financial measures, and may not be calculated in the same manner as that of other companies. Whenever Blue Nile uses such a Non-GAAP financial measure, it provides a reconciliation of Non-GAAP financial measures to the most closely applicable GAAP financial measure. Investors are encouraged to review the related GAAP financial measures and the reconciliation of these Non-GAAP financial measures to their most directly comparable GAAP financial measure.

A reconciliation of differences of Non-GAAP free cash flow from the comparable GAAP measure of net cash provided by operating activities, is as follows:

	Quarter ended	Quarter ended
	July 4, 2004	June 30, 2003
Net cash provided by operating activities	$6,759,000	$4,432,000
Purchases of fixed assets, including internal-use software and website development	(323,000)	(516,000)

Free cash flow	$6,436,000	$3,916,000

About Blue Nile, Inc.
Blue Nile is a leading online retailer of high quality diamonds and fine jewelry. The Blue Nile web site showcases over 40,000 independently certified diamonds and more than 1,000 styles of fine jewelry, including rings, wedding bands, earrings, necklaces, pendants, bracelets and watches.

BLUE NILE, INC.

Condensed Consolidated Balance Sheets

	July 4,	December 31,
	2004	2003
	Unaudited
	(in thousands)
Assets
Current assets:
Cash and cash equivalents	$52,646	$30,383
Restricted cash	60	400
Marketable securities	15,928	—
Accounts receivable	517	843
Inventories	6,681	10,204
Deferred income taxes	5,250	5,300
Prepaids and other current assets	1,212	465

Total current assets	82,294	47,595
Property and equipment, net	3,671	3,979
Deferred income taxes	8,687	10,654
Other assets	77	77

Total assets	$94,729	$62,305

Liabilities and Stockholders’ Equity (Deficit)
Current liabilities:
Accounts payable	$13,786	$26,288
Accrued liabilities	2,981	4,467
Current portion of deferred rent	176	173

Total current liabilities	16,943	30,928
Deferred rent, less current portion	1,028	1,130
Mandatorily redeemable convertible preferred stock	—	57,485
Stockholders’ equity (deficit):
Common stock	18	5
Additional paid-in capital	104,276	4,247
Deferred compensation	(1,166)	(1,352)
Accumulated deficit	(25,734)	(29,502)
Treasury stock	(636)	(636)

Total stockholders’ equity (deficit)	76,758	(27,238)

Total liabilities and stockholders’ equity (deficit)	$94,729	$62,305

Note: The balance sheet at December 31, 2003 has been derived from the audited financial statements at that date.

BLUE NILE, INC.

Condensed Consolidated Statements of Operations

	Quarter Ended		Year to Date Ended
	July 4, 2004	June 30, 2003	July 4, 2004	June 30, 2003
	(Unaudited)		(Unaudited)
	(in thousands, except per share data)

Net sales	$35,022	$27,254	$70,806	$51,882
Cost of sales	27,095	21,147	54,667	39,622

Gross profit	7,927	6,107	16,139	12,260
Operating expenses:
Selling, general and administrative	5,111	3,890	10,419	8,207

	5,111	3,890	10,419	8,207

Operating income	2,816	2,217	5,720	4,053
Other income (expense) net:
Interest income	97	21	139	55
Interest expense	—	(11)	—	(209)
Other income	14	16	38	35

	111	26	177	(119)

Income before income taxes	2,927	2,243	5,897	3,934
Income tax expense	1,063	—	2,129	—

Net income	$1,864	$2,243	$3,768	$3,934

Basic net income per share	$0.18	$0.65	$0.51	$1.15

Diluted net income per share	$0.11	$0.14	$0.22	$0.24

Shares used for computation:
Basic	10,388	3,433	7,329	3,419
Diluted	17,616	16,396	17,021	16,317

BLUE NILE, INC.

Condensed Consolidated Statements of Cash Flows

	Year to Date Ended
	July 4, 2004	June 30, 2003
	(Unaudited)
	(in thousands)
Operating activities:
Net income	$3,768	$3,934
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation and amortization	734	694
Stock-based compensation	188	—
Warrant-based interest expense	—	87
Deferred income taxes	2,017	—
Changes in assets and liabilities:
Receivables, net	326	218
Inventories	3,523	925
Prepaid expenses and other assets	(748)	(77)
Accounts payable	(12,502)	(4,864)
Accrued liabilities	(1,486)	(787)
Deferred rent	(99)	12

Net cash (used in) provided by operating activities	(4,279)	142

Investing activities:
Purchases of property and equipment	(425)	(756)
Transfers of restricted cash	340	—
Purchases of marketable securities	(15,928)	—

Net cash used in investing activities	(16,013)	(756)

Financing activities:
Proceeds from sale of common stock, net of issuance costs	42,493	—
Repurchase of restricted and common stock	—	(8)
Payments on subordinated notes payable	—	(6,638)
Payments on capital lease obligations	—	(995)
Payments on note payable to related party	—	(1,140)
Proceeds from warrant and stock option exercises	62	16

Net cash provided by (used in) financing activities	42,555	(8,765)

Net increase (decrease) in cash and cash equivalents	22,263	(9,379)
Cash and cash equivalents, beginning of period	30,383	22,597

Cash and cash equivalents, end of period	$52,646	$13,218